Exhibit 4.6

DESCRIPTION OF SECURITIES

The following summary of the material terms of the capital stock of USA Rare Earth, Inc. (the “Company”) is not intended to be a complete summary of the rights and preferences of such securities, and is qualified by reference to our certificate of incorporation, the Series A Preferred Stock Certificate of Designation, our bylaws, the Warrant Agreement, and the form of Series A Preferred Investor Warrant, described herein, each of which are incorporated by reference as an exhibit to our annual report on Form 10-K for the year ended December 31, 2024, and certain provisions of Delaware law. We urge you to read each of our certificate of incorporation, the Series A Preferred Stock Certificate of Designation, our bylaws, the Warrant Agreement, and the form of Series A Preferred Investor Warrant, described herein, in their entirety for a complete description of the rights and preferences of our securities.

General

Our certificate of incorporation authorizes the issuance of 800,000,000 shares, consisting of:

●	750,000,000 shares of Common Stock, par value $0.0001 per share;

●	50,000,000 shares of preferred stock, par value $0.0001 per share (“Preferred Stock”).

Except as otherwise required by our certificate of incorporation, including the Series A Preferred Stock Certificate of Designation, and any other certificates of designation that we may file in the future, the holders of shares of Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Common Stock, as the Series A Preferred Stock is entitled to do, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of our stockholders.

Common Stock

Voting rights.    Each holder of record of Common Stock, as such, shall have one vote for each share of Common Stock that is outstanding and held of record or by proxy on all matters on which stockholders are entitled to vote generally. The holders of shares of Common Stock do not have cumulative voting rights.

Dividend rights.    Subject to applicable law and the rights, if any, of the holders of any outstanding series of Preferred Stock or any other class or series of stock, in each case having a preference over or the right to participate with the Common Stock with respect to the payment of dividends and other distributions in cash, property or shares of our stock, dividends and other distributions may be declared and paid ratably on the Common Stock out of our assets that are legally available for this purpose at such times and in such amounts as our board of directors (the “Board”), in its discretion, shall determine.

The payment of future dividends on the shares of Common Stock will depend on our financial condition, and is subject to the discretion of the Board. There can be no guarantee that cash dividends will be declared. Our ability to declare dividends may be limited by the terms and conditions of other financing and other agreements entered into by us or any of our subsidiaries from time to time.

Rights upon liquidation.    In the event of dissolution, liquidation or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the distribution of assets of the Company upon such dissolution, liquidation or winding up of the Company, the holders of Common Stock shall be entitled to receive the remaining assets of the Company available for distribution to its stockholders ratably in proportion to the number of shares held by them.

Other rights.    The holders of Common Stock have no pre-emptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. The rights, preferences and privileges of holders of the Common Stock will be subject to those of the holders of any shares of the Preferred Stock that we have issued and that we may issue in the future.

Lock-Up Arrangements.    Pursuant to our bylaws, the former members of USARE OpCo (excluding the holders of the USARE Class A Convertible Preferred Units and the USARE Class A Preferred Investor Warrants, solely with respect to securities received in exchange for such USARE OpCo securities) (together with their permitted transferees, the “USARE Lock-Up Holders”) are not be permitted, prior to the date that is six months after the Closing Date (the “Initial Common Stock Lock-Up Period”) to (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, any shares of Common Stock that were or will be issued or were or will be issuable to such USARE Lock-Up Holders in connection with the transactions contemplated by the Business Combination Agreement (the “USARE Lock-Up Shares”) (ii) enter into any swap or other transfer arrangement in respect of the USARE Lock-Up Shares or (iii) take any other similar actions (the actions specified in the foregoing clauses (i) through (iii), collectively, “Transfer”), without the prior written consent of our board of directors. Our bylaws further provide that such USARE Lock-up Holders will not be permitted to, prior to the date that is one year after the Closing Date (the “Second Common Stock Lock-Up Period”), Transfer more than 50% of the USARE Lock-Up Shares, without the prior written consent of our Board. Our bylaws provide for certain permitted transfers, including but not limited to, transfers to certain affiliates or family members, transfers of shares acquired on the open market after the consummation of the Business Combination, subject to certain conditions, or the exercise of certain stock options and warrants.

Notwithstanding the foregoing, in connection with the Closing of the Business Combination, our Board released specified USARE Lock-Up Holders, generally the USARE Lock-Up Holders who were expected to own less than 0.2% of the Common Stock issued to all USARE Lock-Up Holders in the Business Combination.

Preferred Stock

5,233,834 shares of Preferred Stock, all of which are designated as Series A Preferred Stock, are issued or outstanding. Our certificate of incorporation authorizes the Board to establish one or more series of Preferred Stock. Unless required by law or any stock exchange, the authorized shares of Preferred Stock will be available for issuance without further action by the holders of Common Stock. 15,000,000 shares of Preferred Stock have been designated as Series A Preferred Stock. Each share of Series A Preferred Stock has a stated value of $12.00 (the “Stated Value”).

The Board has the discretion to determine the powers, preferences and relative, participating, optional and other special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of Preferred Stock. The issuance of Preferred Stock may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders. Additionally, the issuance of Preferred Stock may adversely affect the holders of the Common Stock by restricting dividends on the Common Stock, diluting the voting power of the Common Stock or subordinating the liquidation rights of the Common Stock. As a result of these or other factors, the issuance of Preferred Stock could have an adverse impact on the market price of the Common Stock.

The Board adopted the Series A Preferred Stock Certificate of Designation creating the Series A Preferred Stock.

Dividends:    The Series A Preferred Stock accrues dividends daily at the rate of 12% per annum of the Stated Value (if paid in kind), plus the amount of previously accrued dividends paid in kind, or 10% per annum of the Stated Value (if paid in cash), plus the amount of previously accrued dividends. Such dividends will compound semi-annually.

Liquidation Preference:    Upon any liquidation or deemed liquidation event, the holders of Series A Preferred Stock will be entitled to receive out of the available proceeds, before any distribution is made to holders of Common Stock or any other junior securities, an amount per share equal to the greater of (i) 100% of the Accrued Value (as defined in the Series A Preferred Stock Certificate of Designation) or (ii) such amount per share as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock immediately prior to the liquidation event. Thereafter, the holders of Series A Preferred Stock will be entitled to receive their pro-rata share, of the remaining available proceeds available for distribution to stockholders, on an as-converted to Common Stock basis.

Voting:    The Series A Preferred Stock will (i) vote together with the Common Stock as a single class, except as required by law and (ii) as noted below under “Protective Provisions”. Each holder of Series A Preferred Stock shall be entitled to cast the number of votes equal to the number of whole shares of Common Stock into which the shares of Series A Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter.

Protective Provisions:    For as long as 20% of the shares of Series A Preferred Stock issued as of the Closing are held by Inflection Point Asset Management LLC, and certain other holders of Series A Preferred Stock and their respective affiliates, the Company shall not, without the affirmative vote or action by written consent of holders of at least a majority of the issued and outstanding shares of Series A Preferred Stock (the “Requisite Holders”), take any of the following actions: (i) liquidate, dissolve or wind up the affairs of the Company; (ii) amend, alter, or repeal any provision of the Series A Preferred Stock Certificate of Designation or any similar document of the Company in a manner materially adverse to the Series A Preferred Stock; (iii) create or authorize the creation of or issue any other security convertible into or exercisable for any equity security unless such security ranks junior to the Series A Preferred Stock with respect to its rights, preferences and privileges, or increase the authorized number of shares of Series A Preferred Stock; (iv) except in certain circumstances, purchase or redeem or pay any cash dividend on any capital stock ranking junior to the Series A Preferred Stock, other than stock repurchased at cost from former employees and consultants in connection with the cessation of their service or pursuant to the terms of any equity incentive plan; (v) enter into any transaction with an affiliate, other than the issuance of equity or awards to eligible participants under the Company’s incentive plan, equity plan or equity-based compensation plan or with respect to employment, consulting or award agreements with respect to executive officers of the Company, in each case regardless of whether such person (or such person’s affiliates) would be considered an affiliate of the Company; or (vi) incur or guarantee any indebtedness, other than equipment leases or trade payables incurred in the ordinary course of business, if the aggregate indebtedness of the Company and its subsidiaries for borrowed money following such action would exceed $5,000,000; provided, however, that the Series A Preferred Stock shall not be considered indebtedness for purposes of this calculation.

Conversion:    Each share of Series A Preferred Stock is convertible into Common Stock at any time at the option of the holder at a rate equal to the Accrued Value, divided by the then-applicable conversion price. The conversion price is initially $12.00, subject to adjustments for stock dividends, splits, combinations and similar events and customary anti-dilution adjustments, including with respect to future issuances or sales of Common Stock at prices less than $10.00 per share. In addition, if the 20-day volume-weighted average price of the Common Stock on the twenty-first trading day following the date that is six months after Closing Date is less than the conversion price then in effect, the conversion price will be adjusted to the greater of (i) such volume weighted average price and (ii) $7.50.

Put Rights:    Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock shall be redeemable at the option of the Requisite Holders commencing any time after the 5th anniversary of the Closing at a price equal to the Accrued Value.

Call Rights:    Unless prohibited by applicable law governing distributions to stockholders, the Series A Preferred Stock shall be redeemable at the option of the Company commencing any time (A) prior to the 1st anniversary of the Closing at a price equal to the 150% of the Accrued Value, (B) on or after the 1st anniversary but prior to the 2nd anniversary of the Closing at a price equal to the 140% of the Accrued Value, (C) on or after the 2nd anniversary of the Closing but prior to the 3rd anniversary of the Closing at a price equal to the 130% of the Accrued Value, (D) on or after the 3rd anniversary of the Closing but prior to the 4th anniversary of the Closing at a price equal to the 120% of the Accrued Value, (E) on or after the 4th anniversary of the Closing but prior to the 5th anniversary of the Closing at a price equal to the 110% of the Accrued Value, or (F) on or after the 5th anniversary of the Closing at a price equal to the 100% of the Accrued Value.

Warrants

As a result of and upon the effective time of the Domestication, amongst other things (a) each of the then issued and outstanding warrants to purchase Class A ordinary shares of Inflection Point automatically became a New USARE Warrant exercisable for one share of our Common Stock on the same terms as the pre-Domestication warrants; and (b) each unit of Inflection Point issued and outstanding as of immediately prior to the Domestication was automatically canceled and each holder received one share of Common Stock and one-half of one New USARE Warrant exercisable for one share of Common Stock on the same terms as the pre-Domestication warrants, with any fractional New USARE Warrants to be issued in connection with such separation rounded down to the nearest whole warrant.

Public Warrants

The registration statement for Infection Point’s initial public offering (the “IPO”) was declared effective on May 24, 2023. On May 30, 2023, Inflection Point consummated the IPO of 25,000,000 units (the “Inflection Point Units”), which included the partial exercise by the underwriters of their over-allotment option in the amount of 3,000,000 Units, at $10.00 per Unit, generating gross proceeds of $250,000,000. Each Unit consisted of one Class A ordinary share (the “Inflection Point Public Shares”) and one half of one redeemable warrant (the “Inflection Point Public Warrants”) of the Company, with each whole warrant entitling the holder to purchase one Class A ordinary share for $11.50 per share, subject to adjustment.

As a result of and upon the effective time of the Domestication, amongst other things (a) each Inflection Point Public Warrant was automatically converted into a redeemable New USARE Warrant on the same terms as the Inflection Point Public Warrants, and (b) each Inflection Point Unit issued and outstanding as of immediately prior to the Domestication was automatically canceled and each holder received one share of Common Stock and one-half of one New USARE Warrant. No fractional New USARE Warrants were issued upon separation of the Inflection Point Units.

Each whole New USARE Warrant entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing 30 days after the completion of the Business Combination, provided that the Company has an effective registration statement under the Securities Act covering the shares of Common Stock issuable upon exercise of such New USARE Warrants and a current prospectus relating to them is available (or the Company permits holders to exercise such New USARE Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its New USARE Warrants only for a whole number of shares of Common Stock. This means only a whole New USARE Warrant may be exercised at a given time by a warrant holder. No fractional New USARE Warrants were issued upon separation of the Inflection Point Units and only whole New USARE Warrants are trading. The New USARE Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

The Company will not be obligated to deliver any shares of Common Stock pursuant to the exercise of a New USARE Warrant and will have no obligation to settle such New USARE Warrant exercise unless a registration statement under the Securities Act with respect to the shares of Common Stock underlying such New USARE Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations described below with respect to registration. No New USARE Warrant will be exercisable and the Company will not be obligated to issue a share of Common Stock upon exercise of such New USARE Warrant unless the share of Common Stock issuable upon exercise of such New USARE Warrant has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of such New USARE Warrant. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a New USARE Warrant, the holder of such New USARE Warrant will not be entitled to exercise such New USARE Warrant and such New USARE Warrant may have no value and expire worthless. In no event will the Company be required to net cash settle any New USARE Warrant. In the event that a registration statement is not effective for the shares of Common Stock underlying the exercised New USARE Warrants, the purchaser of an Inflection Point Unit containing the Inflection Point Public Warrant that has been converted into a New USARE Warrant will have paid the full purchase price for the Inflection Point Unit solely for the Public Share underlying such Inflection Point Unit.

Inflection Point registered the Class A ordinary shares of Inflection Point issuable upon the exercise of the Public Warrants in the registration statement for its IPO because the New USARE Warrants are exercisable 30 days after the completion of the Business Combination, which, at the time of the IPO, may have occurred within one year of the IPO. However, because the New USARE Warrants will be exercisable until their expiration date of up to five years after the completion of the Business Combination, in order to comply with the requirements of Section 10(a)(3) of the Securities Act following the consummation of the Business Combination, under the terms of the Warrant Agreement, Inflection Point agreed that, as soon as practicable, but in no event later than 20 business days, after the closing of the Business Combination, the Company will use its best efforts to file with the SEC a post-effective amendment to the registration statement for the IPO or a new registration statement covering the registration under the Securities Act of the shares of Common Stock issuable upon exercise of the New USARE Warrants and thereafter will use its best efforts to cause the same to become effective within 60 business days following the Business Combination and to maintain a current prospectus relating to the shares of Common Stock issuable upon exercise of the New USARE Warrants until the expiration of the New USARE Warrants in accordance with the provisions of the Warrant Agreement. If a registration statement covering the shares of Common Stock issuable upon exercise of the New USARE Warrants is not effective by the sixtieth (60th) business day after the closing of the Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise New USARE Warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Common Stock is at the time of any exercise of a New USARE Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of New USARE Warrants who exercise their New USARE Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, the Company will use its best efforts to register or qualify the shares of Common Stock under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the New USARE Warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the New USARE Warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of such New USARE Warrants by (y) the fair market value. The “fair market value” as used in this paragraph means the volume weighted average price of the Common Stock for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of New USARE Warrants when the price per share of Common Stock equals or exceeds $18.00.    Once the New USARE Warrants become exercisable, the Company may redeem the outstanding New USARE Warrants:

●	in whole and not in part;

●	at a price of $0.01 per New USARE Warrant; upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and

●	if, and only if, the closing price of the Common Stock equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a New USARE Warrant as described under the heading “— Anti-dilution Adjustments”) for any 20 trading days within a 30-trading day period commencing at least 150 days after the Closing Date and ending three business days before the Company sends the notice of redemption to the warrant holders.

If and when the New USARE Warrants become redeemable, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.

Inflection Point has established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the New USARE Warrant exercise price. If the foregoing conditions are satisfied and the Company issues a notice of redemption of the New USARE Warrants, each warrant holder will be entitled to exercise his, her or its New USARE Warrant prior to the scheduled redemption date. However, the price of the Common Stock may fall below the $18.00 per share redemption trigger price (as adjusted for stock dividends, split-ups, reorganizations, recapitalizations and the like) as well as the $11.50 New USARE Warrant exercise price after the redemption notice is issued.

Redemption Procedures

A holder of a New USARE Warrant may notify the Company in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such New USARE Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of the Common Stock outstanding immediately after giving effect to such exercise.

Anti-dilution Adjustments

If the number of outstanding shares of Common Stock is increased by a stock dividend payable in shares of Common Stock, or by a split-up of shares of Common Stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of Common Stock issuable on exercise of each New USARE Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock ) and (ii) the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if the Company, at any time while the New USARE Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to all or substantially all the holders of shares of Common Stock on account of such shares of Common Stock (or other securities into which the New USARE Warrants are convertible), other than (a) as described above or (b) certain ordinary cash dividends, then the New USARE Warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each New USARE Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the New USARE Warrants is adjusted, as described above, the New USARE Warrant exercise price will be adjusted by multiplying the New USARE Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the New USARE Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which the Company is the continuing corporation and that does not result in any reclassification or reorganization of its issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of the Company as an entirety or substantially as an entirety in connection with which the Company is dissolved, the holders of the New USARE Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the New USARE Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the New USARE Warrants would have received if such holder had exercised their New USARE Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such a transaction is payable in the form of capital stock or shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the New USARE Warrant properly exercises the New USARE Warrant within thirty days following public disclosure of such transaction, the New USARE Warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the New USARE Warrant. The purpose of such exercise price reduction is to provide additional value to holders of the New USARE Warrants when an extraordinary transaction occurs during the exercise period of the New USARE Warrants pursuant to which the holders of the New USARE Warrants otherwise do not receive the full potential value of the New USARE Warrants.

The New USARE Warrants are issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent and the Company. The Warrant Agreement provides that the terms of the New USARE Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Inflection Point Public Warrants and the Warrant Agreement set forth in the registration statement for the IPO, (ii) adjusting the provisions relating to cash dividends on ordinary shares as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the New USARE Warrants, provided that the approval by the holders of at least 50% of the then-outstanding New USARE Warrants received upon conversion of Inflection Point Public Warrants is required to make any change that adversely affects the interests of the registered holders of such New USARE Warrants, and, solely with respect to any amendment to the terms of the New USARE Warrants received upon conversion of Inflection Point Private Placement Warrants (as defined below), 50% of such New USARE Warrants.

Private Placement Warrants

Simultaneously with the closing of the IPO, the Company consummated the sale of 7,650,000 private placement warrants (the “Inflection Point Private Placement Warrants”) to the Sponsor and Cantor Fitzgerald & Co., the representative of the underwriters of the IPO (“CF&CO”), at a price of $1.00 per Private Placement Warrant, or $7,650,000 in the aggregate. Of those 7,650,000 Inflection Point Private Placement Warrants, the Sponsor purchased 6,000,000 Inflection Point Private Placement Warrants and CF&CO purchased 1,650,000 Inflection Point Private Placement Warrants. CF&CO forfeited 1,650,000 Inflection Point Private Placement Warrants in connection with the Business Combination.

The New USARE Warrants received upon conversion of the Inflection Point Private Placement Warrants (including the shares of Common Stock issuable upon exercise of such New USARE Warrants) are not be transferable, assignable or saleable until 30 days after the completion of the Business Combination (except, among other limited exceptions, to Inflection Point’s officers and directors and other persons or entities affiliated with the Sponsor). Except as described herein, the New USARE Warrants received upon conversion of the Inflection Point Private Placement Warrants have terms and provisions that are identical to those of the New USARE Warrants received upon conversion of the Inflection Point Public Warrants.

Series A Preferred Investor Warrants

The Company has issued Series A Preferred Investor Warrants initially exercisable for up to 5,279,413 shares of Common Stock, subject to adjustment.

The Series A Preferred Investor Warrants are immediately exercisable upon issuance as of Closing and expire five years from the date of Closing at 5:00 p.m., New York City time (the “PIW Termination Date”). The Series A Preferred Investor Warrants include customary cash and cashless exercise provisions. Each Series A Preferred Investor Warrant is initially exercisable at $12.00 per share of Common Stock, subject to the same anti-dilution and other adjustments as the Series A Preferred Stock.

The Series A Preferred Investor Warrants do not include any redemption features. The Series A Preferred Investor Warrants may be exercised on a cashless basis if, at any time after the six-month anniversary of the Closing Date, there is not an effective registration statement with respect to the shares of Common Stock issuable upon exercise of the Series A Preferred Investor Warrants. On the PIW Termination Date, the Series A Preferred Investor Warrants will be automatically exercised on a cashless basis. To exercise on a cashless basis, the holder of the Series A Preferred Investor Warrant would pay the exercise price by surrendering the Series A Preferred Investor Warrant (or part thereof) for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Preferred Investor Warrant, multiplied by the excess of the daily volume weighted average price of the Common Stock on the date specified by the Preferred Investor Warrant less the exercise price of such Preferred Investor Warrant by (y) the daily volume weighted average price of the Common Stock on the date specified by the Preferred Investor Warrant.

The holders of Series A Preferred Investor Warrants will not have the rights or privileges of holders of shares of Common Stock or any voting rights in respect of the Series A Preferred Investor Warrants or underlying shares of Common Stock until they exercise their Series A Preferred Investor Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Series A Preferred Investor Warrants, each holder will be entitled to one vote for each share of Common Stock held of record on all matters to be voted on by stockholders.

Anti-Takeover Effects of the Certificate of Incorporation, the Bylaws and Certain Provisions of Delaware Law

The provisions of our certificate of incorporation, our bylaws and the DGCL summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that you might consider in your best interest, including an attempt that might result in your receipt of a premium over the market price for your shares of Common Stock.

Our certificate of incorporation and bylaws contain certain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board and that may have the effect of delaying, deferring or preventing a future takeover or change in control of us unless such takeover or change in control is approved by such board of directors.

These provisions include:

●	Authorized but Unissued Capital Stock. The authorized but unissued shares of Preferred Stock will be available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of Preferred Stock could render more difficult or discourage an attempt to obtain control of a majority of common stock by means of a proxy contest, tender offer, merger or otherwise.

●	No Cumulative Voting for Directors. The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. Our certificate of incorporation does not provide for cumulative voting. As a result, the holders of shares of Common Stock representing a majority of the voting power of all of the outstanding shares of our capital stock of will be able to elect all of the directors then standing for election.

●	Quorum. Our bylaws provide that at all meetings of the Board, a majority of the Whole Board (as defined therein) will constitute a quorum for the transaction of business.

●	Action by Written Consent. Any action required or permitted to be taken by our stockholders must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in lieu of a meeting of stockholders by such holders; provided, however, that any action required or permitted to be taken by the holders of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate(s) of designation relating to such series of Preferred Stock.

●	Special Meetings of Stockholders. Our certificate of incorporation provides that, except as otherwise required by law and subject to the rights of the holders of any series of Preferred Stock, special meetings of our stockholders for any purpose or purposes may be called at any time only by or at the direction of the Chair of the Board or by a resolution adopted by the affirmative vote of a majority of the total number of directors that the Company would have if there were no vacancies on the Board, but such special meetings may not be called by stockholders or any other person or persons.

●	Advance Notice Procedures. Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of the stockholders, and for stockholder nominations of persons for election to the Board to be brought before an annual or special meeting of stockholders. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given the secretary of the Company timely written notice, in proper form, of the stockholder’s intention to bring that business or nomination before the meeting. Although the bylaws do not give the Board the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, as applicable, the bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the Company.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our certificate of incorporation includes a provision that eliminates the personal liability of directors and officer for monetary damages for any breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director or officer for breach of fiduciary duty as a director or officer, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director or officer or if such director or officer has acted in bad faith, knowingly or intentionally violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

Our bylaws provide that we must indemnify and advance expenses to directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for directors, officers and certain employees for some liabilities. We beleive that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability, indemnification and advancement provisions in our certificate of incorporation and our bylaws may discourage stockholders from bringing a lawsuit against directors and officers for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. We believe that these provisions, liability insurance and any indemnity agreements that may be entered into are necessary to attract and retain talented and experienced directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Except for the complaint filed by Ramco against USARE OpCo and the other Defendants, there is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

The Transfer Agent and registrar for the shares of Common Stock, and the warrant agent for the New USARE Warrants, is Continental Stock Transfer & Trust Company.

Listing

On March 14, 2025, our shares of Common Stock and New USARE Warrants to purchase shares of Common Stock at an exercise price of $11.50 per share began trading on Nasdaq under the symbols, “USAR” and “USARW,” respectively.